EXHIBIT 99.1

09 - 23 - 2026

Worthington Enterprises

Worthington Enterprises FY2027 Q2 Earnings Call

TOTAL PAGES: 15

CORPORATE SPEAKERS:

Marcus Rogier

Worthington Enterprises; Investor Relations Officer

Joseph Hayek

Worthington Enterprises; President, Chief Executive Officer

Colin Souza

Worthington Enterprises; Vice President, Chief Financial Officer

PARTICIPANTS:

Brian Biros

Thompson Research Group; Senior Analyst

Walter Liptak

Seaport Research; Industrial Analyst

Susan Maklari

Goldman Sachs; Senior Equity Research Analyst

Brian McNamara

Canaccord Genuity; Managing Director, Analyst

Will Gildea

CJS Securities; Equity Research Associate

PRESENTATION:

Hello, everyone. Thank you for joining us. And welcome to the Worthington Enterprises Fiscal Year 2027 First Quarter Earnings Call. I will now hand the conference over to Marcus Rogier, Treasurer and Investor Relations Officer. Marcus, please go ahead.

Marcus Rogier^ Thank you, Paige. Good morning everyone. And thank you for joining us for Worthington Enterprises first quarter fiscal 2027 earnings call. On the call today are Joe Hayek, our President and Chief Executive Officer; and Colin Souza, our Chief Financial Officer.

Before we begin, I'd like to remind everyone that certain statements made during today's call are forward-looking in nature and subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. For more information on these risks and uncertainties, please refer to our earnings release issued yesterday after the market close which is available on the Investor Relations section of our website.

Additionally, our remarks today will include references to non-GAAP financial measures. Reconciliations of these measures to the most directly comparable GAAP measures can also be found in the earnings release. Today's call is being recorded. And a replay will be available later on our website at worthingtonenterprises.com. With that, I'll turn the call over to Joe for opening remarks.

Joseph Hayek^ Thank you, Marcus. Good morning, everyone. Welcome to Worthington Enterprises Fiscal 2027 First Quarter Earnings Call. We had a strong start to fiscal 2027. While we faced some market and operating headwinds, our team continued to execute, serve our customers and make progress on our strategic initiatives.

I want to thank my colleagues around the world for the focus, creativity and grit they bring to Worthington every day. In Q1, we grew sales by 13% year-over-year including 7% organically. Adjusted EBITDA increased by 10% to $74 million, and we generated $54 million of free cash flow, nearly double the prior year quarter. Adjusted EPS was $0.82 compared with $0.78 a year ago. We continue to deploy capital thoughtfully in the quarter including the repurchase of 335,000 shares of our common stock.

While we're pleased with our progress, the quarter was not without challenges. Building Performance Solutions, as we anticipated, faced headwinds in our Cooling and Construction business. As channel inventories are rightsized and new home sales are muted, demand for newly mandated A2L refrigerant cylinders is lower than it was a year ago, creating a difficult comparison.

Additionally, steel availability across the industry remains tight and lead times in the quarter were extended. That created some disruptions in production and scheduling for both Cooling and Construction and for our Balloon business. Our teams are actively working through these issues every day, prioritizing our customers and ensuring that we are the best partner that we can be.

While we faced some headwinds in the quarter, our performance was a reflection of our businesses and our people's resilience. Trade and Specialty Solutions delivered strong sales and EBITDA growth as that team continues executing at a high level.

Our Water business is performing very well as our 80/20 work matures and helps us focus on resources on the products and opportunities that create the most value. WAVE and ClarkDietrich also delivered higher equity earnings and were important contributors in the quarter. As we optimize and grow Worthington, our strategy is not complicated.

We're leveraging the Worthington Business System, transformation to improve our businesses, disciplined M&A to add capabilities and strengthen our portfolio and innovation to grow organically where we have attractive opportunities. We continue to use 80/20 to optimize our businesses as we sharpen our focus, improve working capital and allocate resources where they matter most. We've seen meaningful progress in our water business and are now extending that discipline into our portable fuel and torch businesses.

We're also continuing to improve productivity through automation, AI-enabled tools and other transformation initiatives. We remain disciplined about growth through M&A, and we're focused on opportunities where we believe we can bring unique advantages as an owner and create long-term value.

Our integration of LSI continues to progress well and there, we're focused on reaching more prospective customers and introducing them to LSI's compelling value proposition.

I want to spend a little more time this morning on organic growth because we're increasingly seeing our innovation capabilities translate into meaningful commercial opportunities.

One of the most topical examples of the kind of organic growth opportunities we're trying to create and develop at Worthington is our engineered ASME tanks. These engineered tanks have played an important role in commercial buildings across the world for decades.

Increasingly, as new chipsets generate significantly more heat, data center designers and operators are embracing liquid cooling. Engineered tanks like ours help manage the cooling fluids used in liquid cooling systems and as such, are a critical component of those data centers and the cooling infrastructure.

We've been a market leader in these engineered ASME tanks for years. The market we believe has consistently been plus or minus $200 million a year for some time. Given the projected growth in data centers and increasing adoption of liquid cooling in those data centers, industry sources suggest the market for liquid cooling and thermal management ASME tanks alone could be more than 10x the size of the legacy market in the next few years. To grow in and with this important end market, we took capabilities we already had, listen closely to our customers, leverage our engineering and innovation expertise and created an emerging suite of liquid cooling and thermal management solutions.

As a result, what started as a promising new application for us has quickly developed into an increasingly meaningful growth opportunity. As a reminder, in fiscal '26, we shipped roughly $13 million of ASME tanks for data centers.

In the first quarter of fiscal '27, we generated an additional $13 million of revenue from that value stream, essentially matching what we did in the entire prior fiscal year. Near term, we believe that our ASME tank revenues will continue to grow sequentially quarter-over-quarter through the balance of this fiscal year.

In addition, while this market is in the early stages of development, our pipeline suggests that, one, our solutions can play a meaningful role in this evolving architecture; and two, the market's growth is continuing to accelerate.

To be clear, our pipeline is not revenue, and there is always some uncertainty around the timing and conversion of these opportunities, but the size and the quality of the opportunities in front of us is encouraging, and we are investing in equipment, engineering talent and production capacity to support the customers we're servicing today and the opportunities we see ahead.

Solid financial results we're generating and the great opportunities ahead of us are a credit to our people. Worthington has always believed that people are our most important asset, and that is as true today as it has ever been.

As an example, we were recently named one of America's most innovative businesses for 2027 by Business Insider. Criteria they use included the number and impact of company's technological innovations, the reputation among peers for fostering innovation and how the company's investment in R&D compares to others in their industries.

We were also recognized in the quarter by USA TODAY and Points of Light as one of America's most charitable companies. This honor reflects our deeply rooted commitment to communities where we live and work including volunteerism and support from the Worthington Companies Foundation.

Much is being asked of our teams every day as we navigate volatile markets, geopolitical instability, inflation, elevated interest rates, supply constraints and operational challenges. We're very grateful for the way our colleagues continue to prioritize our customers and one another. We're proud of how we started our fiscal year. There's more work to do, but we continue to see tangible evidence that our strategy is working.

We see it in organic growth driven by innovation and productivity gains through transformation and successful M&A integration and ultimately, in cash generation. In addition, our end markets, brands, capabilities and strategy position us exceptionally well to continue driving profitable growth. Most importantly, we have a talented team that cares deeply about each other, our customers and our company.

Before I turn it over to Colin, who will spend a few more minutes on our financial performance in the quarter, I would like to remind everyone that we'll be hosting our Investor Day in New York on November 10. We're looking forward to discussing our businesses, the opportunities we see for profitable growth and how we're positioning Worthington Enterprises to create long-term value. We hope you'll join us.

Colin Souza^ Thank you, Joe. And good morning, everyone. We delivered a strong start to fiscal 2027, 7% organic sales growth, record trailing 12-month free cash flow of $196 million, continued improvement across our trade and Specialty Solutions businesses, strong performance from our joint ventures and meaningful progress in several of our strategic growth platforms.

GAAP earnings in Q1 were $0.87 per share compared to $0.70 per share in the prior year period. The current quarter included a net benefit of $0.05 per share from nonrecurring and restructuring items, primarily related to a gain realized from a contingent earn-out associated with the sale of our former oil and gas business which was divested in January of 2021.

The prior year quarter included $0.08 per share of restructuring and other expenses. Excluding these items in both periods, adjusted earnings were $0.82 per share, up from $0.78 per share in the prior year quarter.

Included in adjusted earnings for Q1 was a net pretax benefit of approximately $4 million or $0.06 per share related to IEEPA tariff refunds. Consolidated sales increased 13% to $344 million, demonstrating continued momentum across the underlying portfolio in addition to the contribution from our recent acquisitions which added $19 million in net sales for Q1.

Gross profit increased by nearly 11% in the quarter, while gross margin was 26.4% versus 27.1% a year ago, primarily reflecting lower volumes and less favorable mix in Building Performance Solutions, where Cooling and Construction faced a particularly difficult prior year comparison. Adjusted EBITDA was $74 million compared to $67 million in the prior year quarter, while adjusted EBITDA margin was 21.5%.

Importantly, even excluding the net tariff refunds, adjusted EBITDA increased year-over-year, reflecting underlying improvement across several of our businesses. On a trailing 12-month basis, adjusted EBITDA increased to $303 million.

Turning to our capital allocation, we remain focused on reinvesting in our businesses and pursuing strategic acquisitions while returning excess cash to shareholders via dividends and share repurchases. Free cash flow remains one of our most important operating metrics and Q1 demonstrated the strength of our cash generation.

Operating cash flow was $67 million, up from $41 million a year ago, while free cash flow increased to $54 million from $28 million which is our second strongest quarter since becoming Worthington Enterprises behind Q4 of fiscal 2026. Our discipline around cash flow generation was evident again in Q1, supported by effective working capital management across the organization.

On a trailing 12-month basis, free cash flow increased to $196 million, representing a 116% conversion rate relative to adjusted net earnings and our highest mark since becoming Worthington Enterprises. This level of cash flow provides us with the flexibility to reinvest in our businesses, pursue additional growth opportunities and return capital to shareholders, supporting our ability to create value over time.

Capital expenditures totaled $13 million in the quarter, and we returned capital to shareholders through $9 million in dividends and spent $18 million to repurchase 335,000 shares of our common stock. Our joint ventures continue to deliver strong cash generation, providing $36 million in dividends during the quarter, representing 88% of equity income.

Turning to our balance sheet and liquidity, we closed the quarter with TTM adjusted EBITDA of $303 million and net debt of $250 million. We continue to maintain a strong balance sheet with significant financial flexibility to execute our strategy.

Yesterday, our Board of Directors declared a quarterly dividend of $0.20 per share payable in December 2026. Before I turn to segment performance, and as a reminder, we recently renamed our two business segments to better reflect the markets they serve, the solutions they provide to customers and the continued evolution of our portfolio. Building Products is now Building Performance Solutions and Consumer Products is now Trade and Specialty Solutions.

While the names have changed, the composition of the segments and our historical financial results remain unchanged. In Building Performance Solutions, Q1 net sales grew 16% year-over-year to $215 million, up from $185 million in the prior year quarter.

Recent acquisitions contributed $19 million of net sales in the quarter, while organic sales increased 6%, driven by primarily by strength in our Water and European businesses, partially offset by lower revenue in our Cooling and Construction business. Adjusted EBITDA was essentially flat at $60 million compared to the prior year quarter with an adjusted EBITDA margin of 27.8%.

As Joe mentioned, the year-over-year comparison for Building Performance Solutions was impacted by the normalization of demand in cooling and construction following the A2L refrigerant transition as well as less favorable product mix.

Tight steel availability and extended lead times also created production scheduling and shipment timing challenges during the quarter.

We continue to view the A2L impact as a timing and comparison issue rather than a structural change in the business. Importantly, adoption remains strong and continued installation of A2L equipment supports current demand for our products while also building an installed base that we believe will create an attractive long-term service and replacement opportunity.

Our teams have worked diligently and prioritized customer needs throughout this period while positioning the business to benefit as these temporary headwinds normalize. We are particularly encouraged by the accelerating opportunity in our water business, where demand for engineered ASME tanks supporting liquid cooling applications for data centers continues to grow.

As Joe discussed, this is becoming an increasingly meaningful organic growth platform for Worthington. WAVE delivered another record quarter with equity income increasing approximately $3 million year-over-year to $35 million. ClarkDietrich also improved with equity income increasing more than $1 million year-over-year to $7 million despite commercial construction activity outside of data centers remaining relatively soft. We are pleased with the performance of LSI and continue to see attractive opportunities to expand the scale, profitability and diversification of our Building Performance Solutions platform.

In Trade and Specialty Solutions, Q1 net sales grew 8% year-over-year to $129 million, up from $119 million in the prior year quarter, driven by a combination of higher overall volumes and average selling prices. Adjusted EBITDA increased to $24 million from $16 million in the prior year quarter, while adjusted EBITDA margin expanded to 18.6% from 13.6%. The improvement in profitability reflected higher sales, pricing and improved manufacturing performance, along with the net benefit from IEEPA tariff refunds we discussed earlier.

Importantly, underlying profitability improved, excluding the tariff benefit, particularly in our tools and portable fuel businesses. We are pleased with the performance of the segment which continues to demonstrate the resilience of our portfolio of market-leading brands.

Looking ahead, we remain focused on driving profitable organic growth through the Worthington Business System including continued innovation and transformation across the segment, along with opportunities to expand distribution. We've seen good results from 80/20 in our water business, and we're now applying those same principles to portable fuel and torch to simplify the portfolio, improve mix and drive sustainable margin improvement.

Overall, we are encouraged by our start to fiscal 2027. We are driving continued organic growth through innovation and solid execution, improving performance across several of our wholly owned businesses, strong contributions from our joint ventures and growing in attractive end markets like data centers, all while generating near record cash flows. These results provide further evidence that our strategy is working.

Looking ahead, we see multiple opportunities to strengthen earnings through continued execution, maturing 80/20, normalization in Cooling and Construction, growth in higher-value applications, continued progress integrating recent acquisitions and continued productivity improvements through the Worthington Business System.

We believe these initiatives are improving the quality, sustainability and trajectory of our earnings and cash flows, strengthening our ability to invest for growth and create long-term value for our shareholders. With that, we're happy to take your questions.

QUESTION & ANSWER:

Operator^ Your first question comes from the line of Brian Biros with Thompson Research Group. Your line is open please go ahead.

Brian Biros^ Hey good morning everyone thanks for taking my question today.

Joseph Hayek^ Good morning. Go ahead Brian.

Brian Biros^ Good morning. I want to start with a question just about the steel market overall. You mentioned it's tight, lead times extended, not the ideal supply chain setup, but Worthington should be in a position to, I guess, navigate that better than almost every other competitor you guys have. So maybe help us understand kind of where things stand today in the field and kind of what Worthington can do that others can't to navigate that.

Joseph Hayek^ Sure. Brian, it's a very topical good question. And steel market has absolutely tightened. We are seeing longer lead times and certainly, the price of steel has come up in certain areas. This did start last fall when the 232 tariffs on imported raw steel doubled that really chilled imports. And since then, you've seen the price of steel creep steadily up and the market started to see some lead times get extended. That was certainly the case in Q1.

But as you say, tight markets can create challenges, but there are also environments where we think some of our capabilities really do matter. We're a pretty sophisticated buyer of steel. We have very strong supplier relationships, and we have a broad manufacturing footprint, which gives us additional options to manage through periods of constrained supply.

So we've been actively managing in that environment by looking across suppliers, products and our network to be sure that we're serving customers by maintaining access to materials. When it's been appropriate, we have taken pricing actions as well since input costs have increased the way that they did.

So the availability was a headwind for us in Q1, particularly as we mentioned in Cooling and Construction and Balloon Time. We do think that we're better positioned going forward, certainly through the end of the calendar year. Beyond that, we have limited visibility. That doesn't mean we don't necessarily think that it will get worse again beyond that, but as I said, we just don't have a lot of great visibility into the new calendar year. We ultimately think about that costs us a few million dollars in the quarter.

Brian Biros^ Okay. Helpful thank you. And a follow-up, I guess, would be on maybe on the JV WAVE, up 8%, great to see on an already pretty strong comp anyway. So maybe some more clarity on kind of what the driving factor for that was, if that's data center demand starting to flow through distribution yet? Is that pricing just from steel or maybe just strong core end markets? More commentary on kind of the demand for that would be helpful.

Colin Souza^ WAVE, as you mentioned, another really excellent quarter, delivering record equity income of $35 million, and we continue to be very pleased with the performance of that business and the team there. The end markets at WAVE, they remain generally stable, although performance varies by sector.

So education, health care, transportation and as you mentioned, data centers continue to remain healthy and drive volume, while channels like retail and office are a little more muted. So WAVE, also, does benefit from meaningful exposure to repair and remodel activity which tends to be more resilient than the new commercial construction space.

So they're a little insulated there which is good. The team continues to really innovate around solutions that help contractors reduce labor and improve installation efficiency, and that's always going to be valuable in the market. They continue to create meaningful value for their customers that way, and that supports the attractive economics of the business. And so more broadly, WAVE is just a great example of the types of businesses that we like to own.

They're a market leader in an attractive niche with strong customer relationships, differentiated products and the ability to perform very well across different market environments. And as we look into Q2, there is normal seasonality to the business. Q1 is a strong quarter for them always during the year, but we would expect as we look into Q2, some sequential moderation. But overall, they remain very healthy, and we're very confident in the team there.

Brian Biros^ Great thank you.

Operator^ Your next question comes from the line of Walt Liptak with Seaport Research. Your line is open please go ahead.

Walter Liptak^ Hi thanks good morning guys and good quarter. I wanted to ask about the data center product. And it sounds like you hit the targets that you set out to get the $13 million. I wonder if you could talk about just the experience during the quarter, any -- as you're going through any ramp costs or productivity that you're working through? And as you've been able to maintain and come out with the new ASME products, are you able to get more visibility beyond kind of what you've talked about in the past which is getting to kind of that run rate of $13 million in revenue per quarter?

Joseph Hayek^ Sure, Walt. We're talking here about ASME tanks that for people who aren't sure what this stands for is the American Society of Mechanical Engineers. It's a certain code and approval process. But these are tanks that are used in liquid cooling systems that support the next-gen computing infrastructure. They're purpose-built vessels used for liquid cooling and thermal management.

And, we've actually been in this business for a long time. We've been innovating in pressure and hydronic systems for 80 years. In fact, Amtrol invented the first pre-pressurized, not to get too technical, a diaphragm expansion tank 70 years ago. So this isn't new to us. But as we listen to customers and understood what they were trying and needed to accomplish, we knew we could be helpful, so we leveraged the core competency, our engineering and innovation expertise and created this emerging suite of solutions that we think really do help our customers solve problems that they're trying to solve. And so you said it, $13 million last year, $13 million in Q1. We do think that we should grow sequentially in Q2, Q3 and Q4, more of that growth being weighted on the back half of the year, the back part of the year.

But, keep in mind that this market is still developing, and these opportunities are sometimes 18 to 24 months removed from a "announcement" that you might hear about a data center being green lit. And, so we do think that we'll have some variability from quarter-to-quarter, but this is a multiyear opportunity.

We think it's accelerating. And, as I mentioned before, we think that the liquid cooling and thermal management market just for data centers could be 10x what the legacy market was in the next few years. And, so we absolutely have invested and are continuing to invest in engineering talent in new equipment and in production capacity as we're really trying to be and believe that we're very well positioned to be part of the solution.

And, so if you think about the way people describe this market, they talk about hyperscalers, data center builders and then ultimately, they get into kind of the picks and shovels that make data centers work. It's oversimplifying, but you can think of our solutions as types of picks and shovels, and so we make various kinds of tanks and separators, but what really sets us apart is the services that we can provide around these solutions, our engineering expertise, our design expertise, ultimately helping our customers design or refine their designs for these fluid management solutions. And ideally, if we're good, we get sort of spec-ed in, thought about you think things like the basis of design, but we'd like to get spec-ed in to some of these designs as we go forward. And then I think we'll be able to grow in and grow with this market pretty nicely.

Walter Liptak^ Okay. Thanks for that. I appreciate it. And yes, good luck with that rapidly expanding market. I wonder if you could talk about the strategy that you guys are going after. I think you've talked about some capacity expansions. You just mentioned engineering and production. I wonder if you can talk about what you're doing.

Joseph Hayek^ Sure. So it is a pretty fulsome approach, heavy on design, engineering and process, a lot of capacity expansion and investments in our own facilities, but in cases where it makes sense for somebody else to manufacture these, we've got a group of partners that we are relying on and that we are partnering with to help us essentially expand our own capacity and ultimately do the design work, do the commercial work, do all the things that need to happen, but ultimately take advantage of some capacity that's already in the ground.

Walter Liptak^ Okay great. Okay thanks I’ll get back to queue. Thank you.

Joseph Hayek^ Sure.

Operator^ Your next question comes from the line of Susan Maklari with Goldman Sachs. Your line is open please go ahead.

Joseph Hayek^ Good morning Susan.

Susan Maklari^ Good morning. My first question is regarding the broader state of the consumer and what you're seeing there. It sounds like from what we've been hearing from the homebuilders, things certainly moderated in the quarter as rates rose and the geopolitical environment. Can you just talk a bit about what you're seeing now and what that implies as we think about the growth in the next couple of quarters?

Joseph Hayek^ Sure. So within Trade and Specialty, one of the reasons, obviously that we decided to realign and rename those, Susan, as you know is an awful lot of our products that were sold through what's historically been consumer end up in the hands of contractors. They're working on commercial buildings or residential buildings.

But for us, it's really around that team continuing to execute exceptionally well. They've got good pricing discipline. They've done a really good job commercially. There's a lot of energy around NPD and new products that we expect to see in the back half of our fiscal year. But I would say, generally, yes, you're right.

Interest rates are still high, but people are still repairing, remodeling. Unemployment is still pretty low, and we've always used unemployment as a pretty good kind of indicator for us. And, so we haven't seen any material weakness in our customers. Point of sale is hanging in there, and so we think that our products are awfully resilient and have typically shown that way. It’s not as though the market is worse than it was in the past three years. So it's been relatively steady from that perspective.

Susan Maklari^ Okay. That's helpful. And then can you also give us an update on the integration of the recent acquisitions that you've done? And any comments on the M&A pipeline in general, given the operating conditions and the move in rates?

Colin Souza^ Yes. Thanks, Susan. So I'll take the pipeline question first, and we continue to see a healthy pipeline of opportunities, a slight uptick, if anything, more recently with just activity which is good. And, as you know we're focused on businesses where we see strong strategic and cultural fit. These are in attractive niches and where Worthington has a clear opportunity to create some additional value. And, we've got a strong balance sheet, we've got really good free cash flow generation, like we talked about earlier and low leverage, and that creates significant financial flexibility for us to pursue these opportunities when they make sense. Our capital allocation framework is balanced, as you know with a bias towards growth, and we're actively evaluating opportunities, and we feel good about what we're seeing. Just on the recent acquisitions, we continue to feel pretty good about our most recent acquisitions, both Elgen and LSI.

In the quarter, the acquisitions contributed approximately $19 million of sales just in Q1. With Elgen specifically, we've made good progress on that integration. It's been over a year at this point, we're focused heavily on the operations and deploying the Worthington Business System to really realize the full potential of the business. The commercial HVAC end markets that they serve remain pretty healthy, and we continue to believe Elgen has significant opportunity over time.

On LSI, that's our most recent acquisition, we closed in January. It's earlier in the integration process, but we are very pleased with performance there. It's a high-quality business, really attractive margins, a strong position in a very specialized niche. They are a critical component of the overall kind of metal roofing system which is an attractive market to be in. So, we're increasingly focused on LSI with how we can deploy Worthington's capabilities to accelerate growth.

We think that's the real unlock for LSI. And most importantly, kind of both of those businesses, Elgen and LSI are great cultural fits. People are our most important asset. And with the acquisitions, we'd much rather spend our time improving operations, expanding commercial opportunities than trying to change the culture. And in both cases, we feel pretty good about the teams there and the culture at those businesses.

Joseph Hayek^ Yes, and Susan, the only thing I would add, Colin, is absolutely right. When you talk about the increase in rates and the rate environment, that's actually a good thing for us. We, as you know have a pretty good balance sheet and have a fair amount of liquidity if competitive situations arise for an acquisition, our borrowing base and our borrowing basis is probably going to be better than a lot of the folks that we might be in competition with. So environments like this are actually better for us, relatively speaking, than when interest rates are very, very low and capital is everywhere.

Susan Maklari^ Okay that’s very helpful thank you both for the color. Good luck with the quarter.

Joseph Hayek^ Thank you Susan.

Operator^ Your next question comes from the line of Walter Liptak with Seaport Research. Your line is open please go ahead.

Walter Liptak^ Okay thanks. I've got a couple of follow-ups. One on the free cash flow, as you guys pointed out, was very strong. I wonder if you could talk about some of the programs that you guys are doing to improve working capital? And is that is sort of a onetime inflow of cash from working capital accounts? Or can you continue to generate high levels of free cash flow?

Colin Souza^ Yes. So thanks, Walt. This has been an important point for us, and we're really pleased with the cash flow generation. As you mentioned, as we talked about earlier, up $26 million year-over-year from an operating and free cash flow standpoint, $196 million in free cash flow on a trailing 12-month basis, that's the highest it's been.

The working capital measures we've been very intentional about which has been helping us drive that free cash flow generation, and we believe it is sustainable. We've been working hard with our teams to continue to pull levers to really compound our cash flow. And in particular, it's shown up, as we talked about in our working capital.

From a cash conversion cycle standpoint, just over the last year, I think we're down about eight or nine days which we're really pleased with over that period, and then from a net working capital as a percent of sales, we're down, almost 3% just over the last couple of years. And, so that's a lot of incremental things working around customer terms, working around our supply base and then just more efficiently and effectively managing inventory, things like 80/20 always play a role in that as well. We're really pleased with the performance and do view it as sustainable.

As we move forward, we're going to continue to drive that free cash flow generation, and there is some normal kind of cyclicality or seasonality to it. We do have an extra tax payment in Q2 which is normal course. But outside of that, we feel pretty good from a free cash flow standpoint.

Walter Liptak^ Okay. All right thanks for that insight. And then just the last one. The A2L tough comparison. We saw that last quarter. It's here again. The inventory correction that's going on, how long do you think it will take to clear? Do you expect more, especially in the second quarter going into the end of the calendar year? And at what point do you think we start getting on to a positive comp?

Colin Souza^ Yes. Walt, that transition did have an impact in the quarter. The unfavorable mix was primarily driven by Cooling and Construction business and the difficult comparison there related to A2L. Just a little more background. The prior year benefited from this unusually strong demand as manufacturers, distributors, contractors simultaneously established inventory ahead of this regulated transition.

And that included kind of heavy demand on our products, obviously. And we estimate the year-over-year impact to adjusted EBITDA this quarter was approximately $7 million which is more than we anticipated a quarter ago. And, Joe mentioned this earlier, channel inventories are taking a little longer to normalize and particularly against the backdrop of muted housing environment.

We expect Q2 to remain a difficult comparison because of that prior year quarter benefited from the A2L-related volumes. But, as we move to the second half of the year, Q3 and Q4 are seasonally stronger in this market including construction, so we do expect normalization. And importantly, we continue to view this primarily as more of a timing and comparison issue rather than a change in the long-term fundamentals of the business.

Nearly all the new residential equipment now utilizes A2L refrigerants, and so every new installation expands the installed base for our products, and over time that should create a growing service and repair opportunity for the products that we sell into this space.

Walter Liptak^ Okay all right thanks very much.

Colin Souza^ Thanks Walter.

Operator^ Your next question comes from the line of Brian McNamara with Canaccord Genuity. Your line is open please go ahead.

Brian McNamara^ Hey good morning guys thanks for taking the questions. Just one for me as all my other questions have been addressed. Can you characterize or quantify the growth you're seeing in data centers outside of ASME tanks, whether it be WAVE, Elgen or LSI? And specifically, are you bundling your solutions there to win business? Or has it largely been kind of a la carte to this point?

Joseph Hayek^ It's a great question, Brian. Good morning it's Joe. The way that we think about data centers, we talked a lot about the ASME tanks. But yes, absolutely, every data center is a commercial building. A number of our value streams provide building performance solutions that are integral to the way those buildings function and setting them up to do what they're supposed to do, that certainly includes WAVE and ClarkDietrich, Elgen and LSI. Across those value streams, data centers are a very important part of the growth that we're seeing. And, I would say our revenues are growing commensurate, maybe a bit better or a bit worse depending on the application with the proliferation of data centers.

Because of the market and data centers operate the way that they do, it's relatively decentralized from a construction and from a gut perspective.

So the bundling would be an overstatement, but we are increasingly collaborating across value streams and talking about opportunities and prioritizing and ultimately kind of making the case that we can refer or otherwise make more introductions for other pieces of our business that we probably couldn't a couple of years ago.

Brian McNamara^ Maybe just a quick follow-up on that. I think in Q3 last year, you said that your data center business was expected to triple in fiscal '26, but it sounds like the ASME tanks are about to quadruple at least if they sequentially grow each quarter this year. How would we characterize the other businesses exposed to data centers that you guys own kind of multiplying this year? Is that a fair way to characterize the growth you're seeing there?

Joseph Hayek^ So your question, Brian, the non-ASME tanks

Brian McNamara^ Yes.

Joseph Hayek^ Ask that again. I misunderstood it maybe.

Brian McNamara^ Say that again?

Joseph Hayek^ I think I misunderstood your question. Can you ask it again?

Brian McNamara^ Yes. So I think in Q3, I think you said your data center business overall last year was expected to triple. I don't know where that landed. Are we expecting that kind of same maybe doubling, tripling kind of this year? It sounds like the ASME tanks are going to at least quadruple if you grow sequentially quarter after quarter this year.

Joseph Hayek^ Yes, right. We have $13 million was effectively 3x what it had been the year before. We did that in Q1 which on a run rate would have it being 4x, but we think that, and we said this much that we're going to grow sequentially. So yes, we do absolutely believe that this market is accelerating.

Brian McNamara^ All right. Appologies for the confusion there and thanks for taking the question.

Joseph Hayek^ Thank you.

Operator^ Your next question comes from the line of Will Gildea with CJS Securities. Your line is open please go ahead.

Will Gildea^ Hey good morning and thanks for taking our questions. Can you add some more color on the really solid growth in Trade and Specialty Solutions? I think you described as volume and price driven. Just wondering, are there any product lines or end customers where you saw more strength in the quarter?

Colin Souza^ Yes. Thanks, Will. So the Trade and Specialty Solutions segment, really good performance in the quarter. Sales increased approximately 8%, driven by a combination of higher overall volumes and selling prices. We saw some good broad-based growth across most of the portfolio, particularly portable propane and tools.

Those were driven by higher volumes, expanded distribution and then both those segments had pricing actions as well which was helpful. The Balloon Time business was the primary exception. Volumes were down, but that was more a function of a really strong prior year comparison which impacted in the current quarter. So more broadly, we are really pleased with the performance of the segment, and they had good margin expansion even excluding the tariffs kind of positive in the quarter as well.

Will Gildea^ That is very helpful thank you. And then just one more. I think you described increasing raw material prices as a headwind of a few million dollars. How quickly can you mitigate that? And, how are you thinking about mitigating that? And does that headwind get worse throughout to the end of the calendar year? Or does it improve?

Joseph Hayek^ Yes. So just to make sure I clarify, Will. My comment on a few million dollars was around steel being late and ultimately, us needing to prioritize and think about shipments and manufacturing and things like that. We do think that near term, we'll be in better shape there. Steel is more expensive than it was a year ago.

But also, as we mentioned, that's not ideal, but we have taken price actions where we thought we needed to, but these are environments where we ultimately can separate ourselves from others. And, so with our relationships and our capabilities and our optionality, it's something that we'll continue to address, and I think we'll address it successfully with the caveat, obviously that things are certainly more expensive than they were a year ago from a raw material perspective, and that's true across the board.

Will Gildea^ All right thank you very much.

Operator^ There are no further questions at this time. I will now turn the call back to Joe for any closing remarks.

Joseph Hayek^ Thank you all for joining us this morning. We look forward to potentially seeing some of you at our Investor Day in November. Hope you have a great day.

Operator^ This concludes today's call. Thank you for attending. You may now disconnect.